Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-248945) and Form S-8 (Nos. 333-200597, 333-229626 and 333-237097) of Ameris Bancorp of our reports dated February 26, 2021, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
Atlanta, Georgia
February 26, 2021